Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors — Will Lyons, (617) 532.8104, ir@enernoc.com
Media — Kevin Ashton, (617) 532.8183, news@enernoc.com

EnerNOC Reports Third Quarter 2007 Financial Results

BOSTON, MA, November 1, 2007 — EnerNOC, Inc. (NASDAQ: ENOC), a leading provider of clean and intelligent energy solutions, today announced financial results for the third quarter and nine months ended September 30, 2007.

“We are very excited about the growth that we achieved this quarter,” said Tim Healy, Chairman, and CEO of EnerNOC. “Our core demand response business experienced continued momentum in existing markets and we were able to expand into new geographic regions. In addition, we continued to develop our technology infrastructure, add to our deep talent base, and execute along our strategic roadmap to deliver innovative energy management solutions to our customers.”

Financial Summary

Revenues — EnerNOC reported revenues of $19.1 million for the third quarter of 2007, compared to $11.0 million for the same period in 2006, an increase of $8.2 million, and an increase of $7.1 million compared to the second quarter of 2007. This represents the highest quarterly revenue performance in company history and brings total revenues for the nine months ended September 30, 2007 to $41.1 million. Sales of EnerNOC’s demand response solutions accounted for substantially all of the third quarter revenue in both 2006 and 2007.

Cost of Revenues — Cost of revenues for the third quarter of 2007 was $11.3 million, compared to $5.2 million for the same period in 2006, an increase of $6.0 million.

Gross Profit — Gross profit for the third quarter of 2007 was $7.9 million. This compares to a gross profit of $5.8 million for the same period in 2006, representing an increase of $2.1 million.

Operating Expenses — Total operating expenses for the third quarter of 2007 were $12.0 million (inclusive of a non-cash stock-based compensation expense of $1.4 million), compared to $3.9 million for the same period in 2006 (inclusive of a non-cash stock-based compensation expense of $31,000), an increase of $8.2 million.

Net (Loss) Income — Net loss for the third quarter of 2007 was $2.5 million, or ($0.14) per basic and diluted share, compared to a net income of $1.9 million, or $0.52 per basic share and $0.13 per diluted share, for the same period in 2006.

Cash — As of September 30, 2007, the Company had cash and cash equivalents totaling $73.8 million, an increase of $64.6 million since December 31, 2006, which is principally the result of the closing of its initial public offering in May 2007.

Marketable Securities — As of September 30, 2007, the Company had marketable securities totaling $12.6 million, which is part of the proceeds from its initial public offering in May 2007.

Business Update

EnerNOC’s third quarter 2007 business highlights included:

•                  Acquisition of MDEnergy, a leading energy procurement services provider, for $7.9 million in cash and EnerNOC common stock as well as some performance-based future payments

•                  Signing and subsequent approval by the Florida Public Service Commission of an exclusive 25-megawatt contract with Tampa Electric Company

•                  Signing of 5-year demand response capacity contract with Southern California Edison to provide, subject to contract approval by the California Public Utilities Commission, demand response capacity, including up to 160 megawatts in the final 2 years of the contract

•                  Approval from the New Mexico Public Regulatory Commission for a 30-megawatt long-term demand response capacity contract with Public Service Company of New Mexico

•                  Growth of commercial, institutional, and industrial demand response customers served by EnerNOC to approximately 691 customers across 2,034 sites, up from approximately 595 customers across 1,852 customer sites as of the end of the second quarter of 2007

•                  Expansion of demand response megawatts under management to approximately 918, an increase of approximately 162 megawatts during the quarter

Company Update

On September 25th, the Florida Public Service Commission granted approval of EnerNOC’s 25-megawatt Demand Response Network contract with Tampa Electric Company. On October 18th, the CPUC denied our initial 25-megawatt expansion request that SDG&E had supported, citing procedural requirements that SDG&E and we purposely omitted by seeking fast-tracked approval of this clean capacity resource. Currently, we are working diligently with SDG&E and the Commission on the procedural actions that the Commission recommends, and we will seek to have the Clean Gen expansion request granted so that these resources can help address reliability needs in southern California next year.

Webcast Reminder

As previously announced, EnerNOC’s Chairman and Chief Executive Officer Tim Healy, President David Brewster, and Chief Financial Officer, Neal Isaacson, will host a conference call today at 10:00 a.m. Eastern (9:00 a.m. Central/7:00 a.m. Pacific) to discuss details regarding the Company’s third quarter 2007 performance, as well as other forward-looking information. Domestic callers may access the earnings conference call by dialing 888-298-3503 (International callers, dial 719-457-2633). Investors and other interested parties may also go to the Investor Relations section of EnerNOC’s website at http://investor.enernoc.com/webcasts.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

An audio replay of the earnings conference call will be available shortly after the call and through November 8, 2007. The replay can be accessed by dialing 888-203-1112. International callers should dial 719-457-0820. The replay passcode for all callers is 6114933.

About EnerNOC

EnerNOC, Inc. is a leading developer and provider of clean and intelligent energy solutions to utilities and electric power grid operators, as well as commercial, institutional, and industrial customers. EnerNOC’s technology-enabled demand response and energy management solutions help optimize the balance of electric supply and demand. The Company uses its Network Operations Center, or NOC, to remotely manage and reduce electricity consumption across a network of commercial, institutional, and industrial customer sites and make demand response capacity and energy available to utilities and grid operators on demand. For more information, visit www.enernoc.com.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the Company’s revenue, net loss and expenses and future cash position, the future growth of the Company’s demand response and energy management solutions, including the growth of its megawatts under management and the Company’s ability to execute additional utility contracts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, certain of our contracts and expansion of existing contracts may be subject to approval of state or local regulatory agencies. There can be no assurance that such approvals will be obtained. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in the Company’s Quarterly Report on Form 10-Q, as amended and as filed with the Securities and Exchange Commission, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: EnerNOC, Inc.

EnerNOC, Inc.

Selected Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except for per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$19,139	$10,978	$41,126	$20,192
Cost of revenues	11,258	5,212	26,232	12,295
Gross profit	7,881	5,766	14,894	7,897

Operating expenses:
Selling and marketing expenses	4,362	1,745	11,840	3,832
General and administrative expenses	6,699	1,945	18,036	4,990
Research and development expenses	985	189	1,824	682
Total operating expenses	12,046	3,879	31,700	9,504
(Loss) income from operations	(4,165)	1,887	(16,806)	(1,607)
Interest and other income (expense), net	1,640	5	2,261	(49)
Net (loss) income	$(2,525)	$1,892	$(14,545)	$(1,656)
Net (loss) income per share:
Basic	$(0.14)	$0.52	$(1.30)	$(0.47)
Diluted	$(0.14)	$0.13	$(1.30)	$(0.47)

Weighted average shares used in computation:
Basic	18,153	3,649	11,215	3,533
Diluted	18,153	14,096	11,215	3,533

Condensed Consolidated Balance Sheets

As of September 30, 2007 (Unaudited) and December 31, 2006

	September 30,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$73,790	$9,184
Marketable securities	12,600	—
Total assets	139,981	29,950
Liabilities & Stockholders’ Equity (Deficit)
Total long-term debt, including current portion	6,659	5,200
Redeemable convertible preferred stock warrant liability	—	606
Current & long-term deferred revenue	3,227	1,391
Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	139,981	29,950

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2007 (Unaudited) and 2006

	Nine Months Ended September 30,
	2007	2006
Cash used by operating activities	$(6,591)	$(2,270)
Cash used in investing activities	(33,088)	(6,556)
Cash provided by financing activities	104,285	1,916
Net increase (decrease) in cash and cash equivalents	64,606	(6,910)